UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2014

MSC Industrial Direct Co., Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	1-14130	11-3289165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Maxess Road, Melville, New York		11747
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (516) 812-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)      In connection with the previously announced retirement plans of Mr. Jeffrey Kaczka, Executive Vice President and Chief Financial Officer of MSC Industrial Direct Co., Inc. (the “Company”), the Company entered into a Retirement and Transition Agreement (the “Retirement Agreement”), dated December 2, 2014, with Mr. Kaczka. Under the terms of the Retirement Agreement, provided that Mr. Kaczka continues to serve as the Company’s Executive Vice President and Chief Financial Officer until the earlier of the effective date of the appointment of a successor chief financial officer and August 29, 2015 (the “Retirement Date”), and in consideration for a general release and subject to compliance with non-competition, non-solicitation, confidentiality and cooperation provisions, the Company will pay Mr. Kaczka the following retention payments: (i) $360,000 upon the expiration of a seven-day revocation period following Mr. Kaczka’s Retirement Date; and (ii) $175,000 on each of the first and second anniversary dates of his Retirement Date.  In addition, Mr. Kaczka will be entitled to continue to receive his current base salary through August 29, 2015, even if his Retirement Date occurs earlier, and if Mr. Kaczka’s Retirement Date occurs prior to March 29, 2015, the vesting of 1,124 restricted shares which are scheduled to vest on March 29, 2015 will be accelerated.  All of Mr. Kaczka’s unvested options and restricted shares otherwise will terminate as of his Retirement Date, and Mr. Kaczka will have no right to receive any annual incentive bonus in respect of the Company’s 2015 fiscal year.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits:

Exhibit Index

Exhibit No.	Description

10.1	Retirement and Transition Agreement, dated December 2, 2014 between MSC Industrial Direct Co., Inc. and Jeffrey Kaczka.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSC INDUSTRIAL DIRECT CO., INC.

Date: December 2, 2014	By:	/s/ Steve Armstrong
	Name: Title:	Steve Armstrong Senior Vice President, General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Retirement and Transition Agreement, dated December 2, 2014 between MSC Industrial Direct Co., Inc. and Jeffrey Kaczka.

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